1550 Peachtree Street, N.W.  Atlanta, Georgia 30309

NEWS RELEASE

Contact:

Jeff Dodge	Tim Klein
Investor Relations	Media Relations
(404) 885-8804	(404) 885-8555
jeff.dodge@equifax.com	tim.klein@equifax.com

Equifax Reports First Quarter 2010 Results

•	First quarter revenue was $461.3 million, up 3 percent from the first quarter of 2009.

•	First quarter diluted EPS from continuing operations attributable to Equifax was $0.44 and first quarter adjusted EPS attributable to Equifax was $0.56.

ATLANTA, April 28, 2010 — Equifax Inc. (NYSE: EFX) today announced financial results for the quarter ended March 31, 2010.  The company reported revenue of $461.3 million in the first quarter of 2010, a 3 percent increase from the first quarter of 2009.  Revenue was unchanged from the prior year when adjusted for the favorable effect of foreign exchange rates.  First quarter 2010 net income from continuing operations attributable to Equifax was $56.1 million, a 5 percent increase from the prior year.  Diluted earnings per share (“EPS”) from continuing operations attributable to Equifax for the first quarter of 2010 was $0.44 compared to $0.42 in the same period of the prior year.  On a non-GAAP basis, adjusted EPS attributable to Equifax, which includes the results of discontinued operations, but excludes the impact of acquisition-related amortization expense and a prior year restructuring charge, was $0.56 compared to $0.58 in the first quarter of 2009.

"The strength and diversity of our business units were again evident with our first quarter performance. North America Personal Solutions and North America Commercial Solutions exceeded our expectations for revenue growth, and four of our five business units achieved constant dollar growth over the prior year during the quarter,” said Richard F. Smith, Equifax's Chairman and Chief Executive Officer.  “Even more encouraging, as the economy stabilized and our clients focused more on new opportunities, our revenue trends generally strengthened as the quarter progressed.”

First Quarter 2010 Report

•	Revenue increased 3 percent versus the first quarter of 2009.

•
Operating margin was 23.3 percent for the first quarter of 2010, down from an adjusted operating margin of 24.5 percent in the first quarter of 2009, but up slightly from an adjusted operating margin of 23.2 percent in the fourth quarter of 2009.  The 2009 adjusted operating margins exclude the impact of restructuring charges recorded during these quarters.

•
On April 23, 2010, we sold our APPRO loan origination software product line for approximately $72 million.  This business is reported as a discontinued operation and was previously included in the results of our Online Consumer Information Solutions reporting unit.  The gain from the sale we expect to record in the second quarter of 2010 is approximately $12 million, after tax.

•	We acquired our headquarters building in Atlanta, Georgia, during the first quarter of 2010 for cash consideration of $29.1 million.

•	Total debt at March 31, 2010 decreased $26.3 million from December 31, 2009.

•
We repurchased 0.3 million of our common shares on the open market for $9.4 million during the first quarter of 2010.  At March 31, 2010, our remaining authorization for future share repurchases was $112.5 million.

U.S. Consumer Information Solutions (USCIS)
Total revenue was $191.4 million in the first quarter of 2010, down 6 percent from the first quarter of 2009.

•	Online Consumer Information Solutions revenue was $119.8 million, down 8 percent from a year ago.
•	Mortgage Solutions revenue was $23.2 million, down 9 percent from a year ago.
•	Consumer Financial Marketing Services revenue was $30.2 million, up 10 percent when compared to a year ago.
•	Direct Marketing Services revenue was $18.2 million, down 9 percent from a year ago.

Operating margin for USCIS’ continuing operations was 33.1 percent in the first quarter of 2010 compared to 36.3 percent in the first quarter of 2009 and 33.4 percent in the fourth quarter of 2009.

International
Total revenue was $116.2 million in the first quarter of 2010, a 15 percent increase over the first quarter of 2009.  In local currency, revenue was up 2 percent compared to the first quarter of 2009.

•	Latin America revenue was $55.1 million, up 5 percent in local currency and 20 percent in U.S. dollars from a year ago.
•	Europe revenue was $33.9 million, down 5 percent in local currency, but up 2 percent in U.S. dollars from a year ago.
•	Canada Consumer revenue was $27.2 million, up 4 percent in local currency and 25 percent in U.S. dollars from a year ago.

Operating margin for International was 24.7 percent in the first quarter of 2010 compared to 28.7 percent in the first quarter of 2009.

TALX
Total revenue was $95.3 million in the first quarter of 2010, an 8 percent increase over the first quarter of 2009.

•	The Work Number revenue was $49.7 million, up 23 percent from a year ago.
•	Tax and Talent Management Services revenue was $45.6 million, down 4 percent from a year ago.

Operating margin for TALX was 22.6 percent in the first quarter of 2010, up from 21.5 percent in the first quarter of 2009.

North America Personal Solutions
Revenue was $39.7 million, a 3 percent increase from the first quarter of 2009. Operating margin was 25.2 percent, up from 15.5 percent in the first quarter of 2009.

North America Commercial Solutions
Revenue was $18.7 million, up 12 percent in local currency and 18 percent in U.S. dollars compared to the first quarter of 2009.  Operating margin was 23.5 percent, up from 14.4 percent in the first quarter of 2009.

Second Quarter 2010 Outlook

Based on the current level of domestic and international business activity and current foreign exchange rates, consolidated revenue for the second quarter of 2010 is expected to be up in the low to mid single-digits from the year-ago quarter.  Second quarter 2010 adjusted EPS, which excludes the impact of acquisition-related amortization expense and the gain that will be recognized from the APPRO sale, is expected to be between $0.55 and $0.59.

About Equifax (www.equifax.com)

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

With a strong heritage of innovation and leadership, Equifax continuously delivers innovative solutions with the highest integrity and reliability.  Businesses – large and small – rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, and much more.  We empower individual consumers to manage their personal credit information, protect their identity, and maximize their financial well-being.

Headquartered in Atlanta, Georgia, Equifax Inc. operates in the U.S. and 14 other countries. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Our common stock is traded on the New York Stock Exchange under the symbol EFX.

Earnings Conference Call and Audio Webcast

In conjunction with this release, Equifax will host a conference call tomorrow, April 29, 2010, at 8:30 a.m. (EDT) via a live audio webcast.  To access the webcast, go to the Investor Center of our website at www.equifax.com. The discussion will be available via replay at the same site shortly after the conclusion of the webcast.  This press release is also available at that website.

Non-GAAP Financial Measures

This earnings release presents diluted EPS attributable to Equifax which includes the results of discontinued operations, but excludes acquisition-related amortization expense and a restructuring charge in the prior year, both net of tax, and operating income and margin excluding a restructuring charge in the prior year.  These are important financial measures for Equifax but are not financial measures as defined by GAAP.

These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating income, operating margin or EPS as determined in accordance with GAAP.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes are presented in the Q&A.  This information can also be found under “Investor Center/GAAP/Non-GAAP Measures” on our website at www.equifax.com.

Forward-Looking Statements

Management believes certain statements in this earnings release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made.  Management does not undertake any obligation to update any forward-looking statements.

Actual results may differ materially from those expressed or implied.  Such differences may result from actions taken by Equifax, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond Equifax’s control, including but not limited to changes in worldwide and U.S. economic conditions that materially impact consumer spending, consumer debt and employment, changes in demand for Equifax's products and services, our ability to develop new products and services, pricing and other competitive pressures, our ability to achieve targeted cost efficiencies, risks relating to illegal third party efforts to access data, risks associated with our ability to complete and integrate acquisitions and other investments, changes in laws and regulations governing our business, including federal or state responses to identity theft concerns, and the outcome of our pending litigation.  Certain additional factors are set forth in Equifax’s Annual Report on Form 10-K for the year ended December 31, 2009 under Item 1A, “Risk Factors”, and our other filings with the Securities and Exchange Commission.

EQUIFAX
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,
	2010	2009
(In millions, except per share amounts)	(Unaudited)
Operating revenue	$461.3	$446.6
Operating expenses:
Cost of services (exclusive of depreciation and amortization below)	200.3	187.0
Selling, general and administrative expenses	112.4	122.0
Depreciation and amortization	40.9	36.6
Total operating expenses	353.6	345.6
Operating income	107.7	101.0
Interest expense	(14.2)	(14.3)
Other income, net	(0.5)	2.4
Consolidated income from continuing operations before income taxes	93.0	89.1
Provision for income taxes	(35.0)	(34.1)
Consolidated income from continuing operations	58.0	55.0
Discontinued operation, net of tax	0.6	1.1
Consolidated net income	58.6	56.1
Less: Net income attributable to noncontrolling interests	(1.9)	(1.7)
Net income attributable to Equifax	$56.7	$54.4
Amounts attributable to Equifax:
Net income from continuing operations attributable to Equifax	$56.1	$53.3
Discontinued operation, net of tax, attributable to Equifax	0.6	1.1
Net income attributable to Equifax	$56.7	$54.4
Basic earnings per common share:
Net income from continuing operations attributable to Equifax	$0.44	$0.42
Discontinued operation attributable to Equifax	0.01	0.01
Net income attributable to Equifax	$0.45	$0.43
Weighted-average shares used in computing basic earnings per share	126.3	126.2
Diluted earnings per common share:
Net income from continuing operations attributable to Equifax	$0.44	$0.42
Discontinued operation attributable to Equifax	-	0.01
Net income attributable to Equifax	$0.44	$0.43
Weighted-average shares used in computing diluted earnings per share	128.1	127.4
Dividends per common share	$0.04	$0.04

EQUIFAX
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2010	2009
(In millions, except par values)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$77.1	$103.1
Trade accounts receivable, net of allowance for doubtful accounts of $12.3 and $15.1 at March 31, 2010 and December 31, 2009, respectively	258.5	258.7
Prepaid expenses	37.7	27.6
Other current assets	73.5	27.4
Total current assets	446.8	416.8
Property and equipment:
Capitalized internal-use software and system costs	302.4	316.6
Data processing equipment and furniture	180.7	184.2
Land, buildings and improvements	165.3	164.5
Total property and equipment	648.4	665.3
Less accumulated depreciation and amortization	(338.9)	(346.0)
Total property and equipment, net	309.5	319.3
Goodwill	1,916.2	1,943.2
Indefinite-lived intangible assets	95.6	95.5
Purchased intangible assets, net	645.7	687.0
Other assets, net	91.8	88.7
Total assets	$3,505.6	$3,550.5

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt and current maturities	$157.2	$154.2
Capital lease obligation	-	29.0
Accounts payable	26.0	35.9
Accrued expenses	62.6	67.7
Accrued salaries and bonuses	28.7	58.1
Deferred revenue	68.6	69.8
Other current liabilities	86.3	77.5
Total current liabilities	429.4	492.2
Long-term debt	990.6	990.9
Deferred income tax liabilities, net	248.2	249.3
Long-term pension and other postretirement benefit liabilities	119.9	142.5
Other long-term liabilities	54.3	60.6
Total liabilities	1,842.4	1,935.5
Equifax shareholders' equity:
Preferred stock, $0.01 par value: Authorized shares - 10.0; Issued shares - none	-	-
Common stock, $1.25 par value: Authorized shares - 300.0;
Issued shares - 189.3 at March 31, 2010 and December 31, 2009;
Outstanding shares - 126.6 and 126.2 at March 31, 2010 and December 31, 2009, respectively	236.6	236.6
Paid-in capital	1,097.3	1,102.0
Retained earnings	2,545.8	2,494.2
Accumulated other comprehensive loss	(330.1)	(318.7)
Treasury stock, at cost, 60.6 shares and 61.0 shares at March 31, 2010 and December 31, 2009, respectively	(1,860.5)	(1,871.7)
Stock held by employee benefits trusts, at cost, 2.1 shares at March 31, 2010 and December 31, 2009	(41.2)	(41.2)
Total Equifax shareholders' equity	1,647.9	1,601.2
Noncontrolling interests	15.3	13.8
Total equity	1,663.2	1,615.0
Total liabilities and equity	$3,505.6	$3,550.5

EQUIFAX
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
	2010	2009
(In millions)	(Unaudited)
Operating activities:
Consolidated net income	$58.6	$56.1
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	42.5	38.2
Stock-based compensation expense	4.4	3.7
Tax effects of stock-based compensation plans	1.4	(0.1)
Excess tax benefits from stock-based compensation plans	(1.4)	(0.2)
Deferred income taxes	(0.1)	3.2
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable, net	(5.8)	(10.3)
Prepaid expenses and other current assets	(7.9)	(3.3)
Other assets	3.5	(0.3)
Current liabilities, excluding debt	(34.1)	(28.7)
Other long-term liabilities, excluding debt	(23.4)	(13.8)
Cash provided by operating activities	37.7	44.5
Investing activities:
Capital expenditures	(50.0)	(15.0)
Acquisitions, net of cash acquired	(6.0)	-
Dividend from unconsolidated affiliate	-	1.0
Cash used in investing activities	(56.0)	(14.0)
Financing activities:
Net short-term borrowings	2.7	260.1
Net repayments under long-term revolving credit facilities	(4.6)	(270.0)
Proceeds from issuance of long-term debt	1.4	-
Payments on long-term debt	(3.1)	(6.4)
Treasury stock purchases	(9.4)	(9.1)
Dividends paid to Equifax shareholders	(5.0)	(5.0)
Dividends paid to noncontrolling interests	(0.3)	(0.4)
Proceeds from exercise of stock options	11.6	3.4
Excess tax benefits from stock-based compensation plans	1.4	0.2
Other	(0.2)	(0.5)
Cash used in financing activities	(5.5)	(27.7)
Effect of foreign currency exchange rates on cash and cash equivalents	(2.2)	(1.0)
(Decrease) increase in cash and cash equivalents	(26.0)	1.8
Cash and cash equivalents, beginning of period	103.1	58.2
Cash and cash equivalents, end of period	$77.1	$60.0

Common Questions & Answers (Unaudited)
(Dollars in millions)

1.	Can you provide a further analysis of operating revenue and operating income by operating segment?
Operating revenue and operating income consist of the following components:

(in millions)	Three Months Ended March 31,
					Local Currency
	2010	2009	$ Change	% Change	% Change*
Operating revenue:
Online Consumer Information Solutions	$119.8	$130.9	$(11.1)	-8%
Mortgage Solutions	23.2	25.4	(2.2)	-9%
Consumer Financial Marketing Services	30.2	27.3	2.9	10%
Direct Marketing Services	18.2	20.1	(1.9)	-9%
Total U.S. Consumer Information Solutions	191.4	203.7	(12.3)	-6%
Europe	33.9	33.1	0.8	2%	-5%
Latin America	55.1	45.9	9.2	20%	5%
Canada Consumer	27.2	21.8	5.4	25%	4%
Total International	116.2	100.8	15.4	15%	2%
The Work Number	49.7	40.6	9.1	23%
Tax and Talent Management Services	45.6	47.3	(1.7)	-4%
Total TALX	95.3	87.9	7.4	8%
North America Personal Solutions	39.7	38.4	1.3	3%
North America Commercial Solutions	18.7	15.8	2.9	18%	12%
Total operating revenue	$461.3	$446.6	$14.7	3%	0%

(in millions)	Three Months Ended March 31,
		Operating		Operating
	2010	Margin	2009	Margin	$ Change	% Change
Operating income:
U.S. Consumer Information Solutions	$63.5	33.1%	$73.8	36.3%	$(10.3)	-14%
International	28.7	24.7%	28.9	28.7%	(0.2)	-1%
TALX	21.5	22.6%	18.8	21.5%	2.7	14%
North America Personal Solutions	10.0	25.2%	6.0	15.5%	4.0	68%
North America Commercial Solutions	4.4	23.5%	2.3	14.4%	2.1	93%
General Corporate Expense	(20.4)	nm	(28.8)	nm	8.4	29%
Total operating income	$107.7	23.3%	$101.0	22.6%	$6.7	7%

nm - not meaningful
* Reflects percentage change in revenue conforming 2010 results using 2009 exchange rates.

Common Questions & Answers (Unaudited)
(Dollars in millions)

2.	What drove the fluctuation in the effective tax rate?
Our effective income tax rate was 37.6% for the three months ended March 31, 2010, down from 38.3% for the same period in 2009.  Our foreign tax rate for the three months ended March 31, 2010, increased from the prior year, but was more than offset by an unfavorable discrete item recorded in the first quarter of 2009 related to the effect of a change in California state income taxes on our deferred tax liabilities.

3.	Can you provide depreciation and amortization by segment?
Depreciation and amortization are as follows:

	Three Months Ended
	March 31,
	2010	2009
U.S. Consumer Information Solutions	$11.8	$10.1
International	5.9	5.3
TALX	16.6	15.5
North America Personal Solutions	1.3	1.1
North America Commercial Solutions	1.5	1.4
General Corporate Expense	3.8	3.2
Total depreciation and amortization	$40.9	$36.6

4.	What was the currency impact on the foreign operations?
The U.S. dollar impact on operating revenue and operating income is as follows:

	Three Months Ended March 31, 2010
	Operating Revenue		Operating Income
	Amount	%	Amount	%
Canada Consumer	$4.5	21%	$1.8	22%
Canada Commercial	1.0	19%	0.5	20%
Europe	2.5	7%	0.5	6%
Latin America	6.8	15%	0.8	6%
	$14.8	3%	$3.6	4%

5.	What are the quarterly 2009 revenue and operating income impacts of the APPRO sale on the U.S. Consumer Information Solutions segment?

	U.S. Consumer Information Solutions
	Operating Revenue		Operating Income
	As Reported	Adjusted	As Reported	Adjusted
Q1 2009	$210.0	$203.7	$75.5	$73.8
Q2 2009	211.0	204.9	74.3	72.9
Q3 2009	200.7	194.9	69.4	68.0
Q4 2009	199.0	193.1	66.0	64.5
	$820.7	$796.6	$285.2	$279.2

Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share amounts)

A.	Reconciliation of net income attributable to Equifax to diluted EPS attributable to Equifax, adjusted for acquisition-related amortization expense and restructuring charge:

	Three Months Ended
	March 31,
	2010	2009	$ Change	% Change

Net income attributable to Equifax	$56.7	$54.4	$2.3	4%
Restructuring charge, net of tax (1)	-	5.4	(5.4)	nm
Net income attributable to Equifax, adjusted for restructuring charge	56.7	59.8	(3.1)	-5%
Acquisition-related amortization expense, net of tax	15.1	13.5	1.6	12%
Net income attributable to Equifax, adjusted for restructuring charge and acquisition-related amortization expense	$71.8	$73.3	$(1.5)	-2%
Diluted EPS attributable to Equifax, adjusted for restructuring charge and acquisition-related amortization expense	$0.56	$0.58	$(0.02)	-3%
Weighted-average shares used in computing diluted EPS	128.1	127.4

B.	Reconciliation of operating income to adjusted operating income, excluding restructuring charge, and presentation of adjusted operating margin:

	Three Months Ended
	March 31,
	2010	2009	$ Change	% Change

Revenue	$461.3	$446.6	$14.7	3%
Operating income	$107.7	$101.0	$6.7	7%
Restructuring charge (1)	-	8.4	(8.4)	nm
Adjusted operating income, excluding restructuring charge	$107.7	$109.4	$(1.7)	-2%
Adjusted operating margin	23.3%	24.5%

nm - not meaningful
(1) Restructuring charge includes $8.4 million of severance expense in the first quarter of 2009.  See the Notes to this reconciliation for additional detail.

Notes to Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Restructuring Charge – During the first quarter of 2009, the Company recorded a restructuring charge primarily related to severance expense of $8.4 million, pretax, ($5.4 million, net of tax) in selling, general and administrative expenses on our Consolidated Statements of Income. Management believes excluding this charge from certain financial results provides meaningful supplemental information regarding our financial results for the three months ended March 31, 2009, as compared to 2010, since a charge of such a material amount is not comparable among the periods. This is consistent with how our management reviews and assesses Equifax’s historical performance and is useful when planning, forecasting and analyzing future periods.

Diluted EPS attributable to Equifax, adjusted for acquisition-related amortization expense and restructuring charge - We calculate this financial measure by excluding acquisition-related amortization expense and the 2009 restructuring charge, both net of tax, from the determination of net income attributable to Equifax in the calculation of diluted EPS. Net income attributable to Equifax includes the results of our discontinued operation as management has had responsibility for operating profitability of this business during the period presented. These financial measures are not prepared in conformity with GAAP. Management believes that these measures are useful because management excludes acquisition-related amortization expense and other items that are not comparable when measuring operating profitability, evaluating performance trends, and setting performance objectives, and it allows investors to evaluate our performance for different periods on a more comparable basis by excluding items that relate to acquisition-related intangible assets and items that impact comparability.

Adjusted operating income and operating margin, excluding restructuring charge - Management believes excluding the 2009 restructuring charge from the calculation of operating income and margin, on a non-GAAP basis, is useful because management excludes items that are not comparable when measuring operating profitability, evaluating performance trends, and setting performance objectives, and it allows investors to evaluate our performance for different periods on a more comparable basis by excluding items that impact comparability.